Exhibit 99.3

Noranda Declares Quarterly Dividend on Common Stock

Franklin, Tennessee—May 6, 2015—Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.01 per share to be paid on June 10, 2015 to shareholders of record as of May 18, 2015. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@ noralinc.com